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                                                                EXHIBIT 18





December 13, 1996

Jan Bell Marketing, Inc.
13801 N.W. 14th Street
Sunrise, Florida 33323

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended November 2, 1996, of the facts relating to the change in the method of accounting for gold jewelry inventory from market value to cost determined on the first-in, first-out basis. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Jan Bell Marketing, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to February 3, 1996. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, or the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Jan Bell Marketing, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to February 3, 1996.

Yours truly,


/s/ DELOITTE & TOUCHE LLP
-------------------------
    Deloitte & Touche LLP






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